EXHIBIT 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2023 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 2, 2023 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2023 second quarter ended December 31, 2022. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2023 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2022

Net sales for the three months ended December 31, 2022 increased $1.1 million, or 11%, to $11.3 million from $10.2 million for the three months ended December 31, 2021, due primarily to sales of the orthopedic surgical handpiece that we sell to our largest customer coupled with increased repair revenue of that same handpiece.

Gross profit for the three months ended December 31, 2022 decreased $781,000, or 23%, to $2.6 million from $3.4 million for the same period in fiscal 2022, due to continuing price increases for components, especially chips for our printed circuit board assemblies, as well higher repair costs for the surgical handpiece that we sell to our largest customer. As previously disclosed, beginning in fiscal 2023 and continuing through the end of the second quarter of fiscal 2023, we began implementing a customer upgrade request for our largest customer. We have proceeded in good faith to upgrade all units returned for repair to the newest release of the handpiece while we continue to negotiate with this customer to obtain additional compensation for these more costly upgraded repairs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2022 decreased $316,000, or 18%, to $1.5 million compared to $1.8 million in the prior fiscal year’s corresponding quarter, reflecting in part the higher number of billable engineering projects in the current fiscal quarter compared to the same period in the prior fiscal year and reduced general and administrative expenses mostly due to declining non-cash stock compensation expense.

Net income for the quarter ended December 31, 2022 was $879,000, or $0.24 per diluted share, compared to $925,000, or $0.25 per diluted share, for the corresponding quarter in fiscal 2022.

Six Months Ended December 31, 2022

Net sales for the six months ended December 31, 2022 increased $2.2 million, or 11%, to $22.4 million from $20.2 million for the six months ended December 31, 2021, due primarily to increased repair revenue from the orthopedic surgical handpiece that we sell to our largest customer and increased non-recurring engineering and proto-type revenue.

Gross profit for the six months ended December 31, 2022 decreased $1.3 million, or 18%, compared to the same period in fiscal 2022 due to the increased costs incurred in the repairs of the surgical handpiece we sell to our largest customer as described above, continuing component price increases, and higher cost structures in our machine shop, assembly, materials, and quality departments.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2022 decreased $420,000, or 11%, to $3.5 million compared to $3.9 million in the prior fiscal year’s corresponding period.

Net income for the six months ended December 31, 2022 and 2021 remained flat at $2.0 million, or $0.53 per diluted share.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results especially considering the challenging environment facing businesses today.” Mr. Van Kirk continued, “We are excited to begin operations in the Franklin facility this fiscal quarter and we remain positive that the building will allow for our continued expected growth.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance (including, but not limited to, the anticipated commencement of operations in the Franklin facility and expected future growth), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2022	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$382	$849
Investments	1,134	755
Accounts receivable, net of allowance for doubtful accounts of $2 and $0 at December 31, 2022 and at June 30, 2022, respectively	12,195	15,384
Deferred costs	877	710
Inventory	15,135	12,678
Prepaid expenses and other current assets	1,664	790
Total current assets	31,387	31,166
Land and building, net	6,296	6,343
Equipment and leasehold improvements, net	5,203	4,833
Right-of-use asset, net	2,063	2,248
Intangibles, net	98	118
Deferred income taxes, net	764	797
Investments	1,726	1,779
Other assets	42	42
Total assets	$47,579	$47,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,364	$3,761
Accrued expenses	3,314	2,751
Income taxes payable	1,026	544
Deferred revenue	851	1,013
Notes payable	3,110	3,285
Total current liabilities	11,665	11,354
Lease liability, net of current portion	1,850	2,054
Notes payable, net of current portion	9,590	10,250
Total non-current liabilities	11,440	12,304
Total liabilities	23,105	23,658
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,553,929 and 3,596,131 shares issued and outstanding at December 31, 2022 and June 30, 2022, respectively	6,533	7,682
Retained earnings	17,941	15,986
Total shareholders’ equity	24,474	23,668
Total liabilities and shareholders’ equity	$47,579	$47,326

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021

Net sales	$11,282	$10,173	$22,369	$20,161
Cost of sales	8,659	6,769	16,791	13,329
Gross profit	2,623	3,404	5,578	6,832

Operating expenses:
Selling expenses	68	22	122	59
General and administrative expenses	951	1,165	1,975	2,257
Research and development costs	467	615	1,395	1,596
Total operating expenses	1,486	1,802	3,492	3,912

Operating income	1,137	1,602	2,086	2,920
Interest expense	(128)	(117)	(258)	(237)
Unrealized gain (loss) on marketable equity investments	158	(300)	408	(152)
Interest and other income	7	25	225	49
Gain on sale of investments	—	—	7	—
Income before income taxes	1,174	1,210	2,468	2,580
Income tax expense	(295)	(285)	(513)	(592)
Net income	$879	$925	$1,955	$1,988

Basic net income per share:
Net income	$0.25	$0.25	$0.54	$0.54
Diluted net income per share:
Net income	$0.24	$0.25	$0.53	$0.53

Weighted average common shares outstanding:
Basic	3,574	3,657	3,595	3,654
Diluted	3,652	3,767	3,672	3,774
Common shares outstanding	3,554	3,642	3,554	3,642